Exhibit 99

MEREDITH CORP.
FISCAL 2016 THIRD QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call this morning will begin with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to questions. Also on the line this morning are Local Media Group President Paul Karpowicz and National Media Group President Tom Harty.

Our prepared remarks will be available later today on our investor website. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier this morning, and in some of our SEC filings. With that, Steve will begin the presentation.

Steve Lacy:

Thank you very much, Mike, and good morning everyone. I hope you have seen our news release issued earlier today. I’m very pleased to report strong results for the third quarter of fiscal 2016. Here are some highlights, excluding special items:

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Earnings per share increased 30 percent, driven by 6 percent growth in total Company revenues, including a strong 8 percent growth in total advertising revenue along with disciplined expense management.

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Our Local Media Group delivered nearly 45 percent growth in operating profit on 15 percent revenue growth. EBITDA margin increased to 39 percent. Growth was driven by a 10 percent increase in advertising revenue - boosted by strong political advertising in early primary states - and higher retransmission consent fees.

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Our National Media Group grew operating profit 14 percent, as revenues and operating profit margin both increased. Performance was driven by 7 percent growth in advertising revenue, led by the prescription drug, food and beauty categories. Circulation revenues increased as well.

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Total Company digital advertising revenues grew more than 10 percent to a fiscal third-quarter record. Performance was driven primarily by the Better Homes and Gardens, Parents and Allrecipes brands in our National Media Group, and higher advertising rates in our Local Media Group.

Before Joe details our operating group performance for the quarter, I’d like to review the strategic initiatives that we are executing against to drive growth in revenue, operating profit, free cash flow, and, of course, increase shareholder value over time. I outlined these at our recent Investor Day and they include:

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Growing our existing businesses organically, along with rapid expansion of our digital and video capabilities. So far in fiscal 2016, our Local Media Group has delivered 8 percent growth in non-political advertising revenue. Our National Media Group has gained 1.2 points of magazine advertising market share, and its digital advertising revenues are up nearly 25 percent in fiscal 2016 to-date. Digital traffic increased nearly 20 percent companywide to almost 80 million monthly unique visitors, and we will produce significantly more video than in 2015.

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Second, we are pursuing opportunities to add to our business portfolios. As you know, we executed on a significant number of acquisitions in fiscal 2015, including two television stations; the Shape and Martha Stewart media brands; along with several digital additions to the porfolio. Our focus in fiscal 2016 has been on successfully integrating those acquisitions. Looking ahead, we are actively pursuing opportunities on the national, local and, of course, digital fronts.

•	Third, we are increasing revenue from businesses that are not dependent on traditional advertising, particularly retransmission consent fees and brand licensing royalties.

•	Fourth, we continue to aggressively managing our costs, which is clearly evident in our fiscal third quarter operating profit margin growth.

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Finally, we continue to successfully execute our Total Shareholder Return Strategy. During the third quarter, we raised our dividend more than 8 percent to $1.98 per share on an annualized basis. That’s the 23rd-straight year that we’ve increased the dividend, and the dividend is now yielding approximately 4 percent. In addition, we have an active share repurchase program, and as I mentioned previously, we continue to seek accretive acquisitions.

Now I’ll turn the conversation over to our Joe Ceryanec, our Chief Financial Officer, for a review of our operating performance in the quarter.

OPERATING DISCUSSION

Joe:

Thanks Steve, and good morning everybody. Before I get into the individual operating group performance, let me provide some color on our strong third-quarter performance. As most of you have seen, our earnings per share of 92 cents, excluding special items, was 10 cents above the high-end of our guidance range for the quarter. Several factors led to this:

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First, political advertising at our TV stations was heavier than we anticipated in January and, unlike during the fall political season, we didn’t see any crowding out of non-political advertising. It was purely incremental. We also benefitted from the first wave of favorable contract renewals with our cable and satellite providers.

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Second, our National Media Group delivered another quarter of solid advertising performance in both print and digital, with advertising revenues strengthening as the quarter progressed. Circulation revenues also increased, as subscription revenues grew and newsstand delivered stronger than expected performance.

•	And lastly, we delivered strong revenue growth while holding the line on costs, which led to a 230 basis point gain in operating profit margin, excluding special items.

So, again, it was a very strong quarter.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Now on to the group discussions, starting with the Local Media Group.

Fiscal 2016 third quarter revenues grew 15 percent to $141 million and operating profit grew 44 percent to $46 million, before special items. Of note, we’ve now lapped all of the acquisitions we’ve made on this side of our business, so all of the third quarter results are comparable.

Non-political advertising revenues were up 4 percent, led by growth in the automotive, gaming and entertainment. Digital advertising revenues at our stations were up more than 15 percent.

Political advertising revenues were $6 million, driven by strong presidential primary activity in Missouri, Nevada and South Carolina.

Other revenues and expenses both increased in the third fiscal quarter, due primarily to growth in retransmission-related revenues we get from cable and satellite providers, as well as higher programming fees paid to the networks. As Steve mentioned, we recently renewed contracts with several large cable and satellite providers. Also, during the quarter we renewed our affiliation agreements with CBS in the Hartford, Springfield and St. Louis markets and that contract now runs through June of 2020.

We continued to demonstrate a strong connection with viewers during the February ratings period, as eight of our stations ranked No. 1 or No. 2 in morning news, and nine were No. 1 or No. 2 in late news. Of particular note, KTVK in Phoenix and KPTV in Portland each grew their total audience by more than 10 percent.

This combination of strong stations in large markets drives Meredith to consistently outperform the local broadcast industry as a whole. For example, based on the most current ad data from the Television Bureau of Advertising, Meredith stations are outpacing the industry by 2 percentage points in non-political advertising revenue so far in calendar 2016.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Now turning to our National Media Group, fiscal 2016 third quarter revenues increased 2 percent to $282 million. Operating profit grew 14 percent to $38 million and margins improved by 140 basis points, before special items.

Looking more closely at revenue performance during the third quarter:

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Total ad revenues grew by 7 percent. Results were led by the addition of Shape magazine, along with the Allrecipes and EatingWell brands. The prescription drugs, food and beauty categories were particularly strong.

•	Digital advertising revenues grew 10 percent. Performance was led by our core digital brands, specifically Better Homes and Gardens, Parents and Allrecipes.

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Circulation revenues increased to $97 million.  Circulation continues to be a very strong and stable source of revenue and profit for us and represents about 30 percent of National Media Group revenues. About 85 percent of circulation revenues comes from tens of millions of very small transactions with individual consumers. Additionally, we are transitioning our subscriber base to a more profitable auto-renewal business model.

Our consumer engagement continues to be strong. According to the latest Magazine Media 360 Brand Audience Report, Allrecipes and Better Homes and Gardens rank in the Top Five in audience size. Fit Pregnancy & Baby, EatingWell and Siempre Mujer each rank among the 10 fastest-growing brands in audience size.

Our brands are very strong with Millennial women. Our reach has grown to nearly 75 percent of that demographic, as Millennials continue to enter Meredith’s wheelhouse. They are getting married, starting families and, in many cases, have just purchased their first home. These are the same milestones that have been important to women throughout our history, and make Millennials extremely attractive to our advertising and marketing clients.

CORPORATE

Now turning to Corporate, our total debt was $703 million at March 31 and our weighted average interest rate was 2.7 percent with $400 million effectively fixed at low rates. This made our overall debt-to-EBITDA ratio as defined in our credit agreements 2.3 to 1 for the trailing 12 months.

OUTLOOK

Turning to our outlook:

As we look at the fourth quarter of fiscal 2016 compared to the prior-year period, we expect:

•	Total Company revenues to be up in the low- to mid-single digits.

•	Total Local Media Group revenues to be up in the mid- to high-single digits.

•	Total National Media Group revenues to be flat to up slightly.

•	As a result, we expect fiscal 2016 fourth quarter earnings per share to range from $1.01 to $1.06.

When adding 2016 fourth quarter expected results to the $2.24 before special items generated in the first nine months, we expect fiscal 2016 full year earnings per share to range from $3.25 to $3.30. This is an increase from our fiscal 2016 range we first provided last July.

With that, I’ll now turn it back to Steve for a few closing comments and then we’ll open it up for Q&A.

CONCLUSION

Steve:

Thank you very much, Joe.

As I said earlier, we are very pleased with our strong momentum so far in fiscal 2016. I want to close before Q&A on what I continue to believe is our very compelling investment thesis.

Meredith has:

(1) A great group of television stations in large, fast-growing markets.

(2) Trusted national brands with an unrivaled reach to women and to Millennials.

(3) A profitable and growing digital business activity.

(4) A vibrant licensing business based on our very strong national brands; along with

(5) A strong and proven management team.

This diverse portfolio of businesses produces consistently strong free cash flow. As a reminder, we’ve paid a dividend for 69 straight years, increased it for 23 consecutive years. The current yield on the dividend is approximately 4 percent. Our share buyback program has around $90 million currently authorized, and we continue to aggressively pursue accretive acquisitions.

We believe the growth strategies outlined today, which we expanded on during our investor day in February, can, in fact, deliver Top Third Total Shareholder Return over our upcoming three-year planning horizon.

With that, we’d be happy to answer any questions you may have.

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